Exhibit 10.13

WK Kellogg Co

Change of Control Severance

Policy for Key Executives

Introduction

The Board of Directors of WK Kellogg Co recognizes that, from time to time, the Company may explore or otherwise be subject to potential transactions that could result in a Change of Control of the Company. This possibility and the uncertainty such an event creates may result in the loss or distraction of employees of the Company to the detriment of the Company and its stockholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of certain of its key management employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change of Control. Therefore, in order to fulfill the above purposes, the following Change of Control Severance Policy for Key Executives has been developed and adopted.

1

ARTICLE I

ESTABLISHMENT OF PLAN

The Company established the WK Kellogg Co Change of Control Severance Policy for Key Executives (the “Plan”) effective as of             , 2023, (the “Effective Date”).

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):

2.1 Affiliate. Any entity controlled by, controlling or under common control with the Company.

2.2 Annual Base Salary. Twelve times the higher of

(a) The highest monthly base salary paid or payable to the Participant by the Company and the Affiliates in respect of the twelve-month period immediately preceding the month in which the Change of Control occurs, and

(b) The highest monthly base salary in effect at any time thereafter, in each case including any base salary that has been earned and deferred.

2.3 Annual Bonus. The annual cash bonus awarded to the Participant in respect of a fiscal year under the Company’s or its Affiliate’s annual incentive plans, or any comparable bonus under any predecessor or successor plans.

2.4 Board. The Board of Directors of WK Kellogg Co.

2.5 Cause. As defined in Section 4.2(b)(i).

2.6 Change of Control. Change of Control means:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of:

(i) 20% or more of either:

(A) The then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

(B) The combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), if immediately following such acquisition the W.K. Kellogg Foundation Trust and George Gund III together with the Gund family trusts that have a common trustee (collectively, the “Trusts”) do not own, in the aggregate, more than 35% of the Outstanding Company Common Stock or Outstanding Company Voting Securities; or

(ii) 30% or more of either

(A) The Outstanding Company Common Stock; or

(B) The Outstanding Company Voting Securities, if immediately following such acquisition the Trusts own, in the aggregate, more than 35% of the Outstanding Company Common Stock or Outstanding Company Voting Securities;

provided, however, that, for purposes of this Section 2.6(a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, (4) any acquisition by the Trusts or (5) any acquisition by any corporation pursuant to a transaction that complies with Sections 2.6(c)(i), 2.6(c)(ii) and 2.6(c)(iii); or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though that individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(i) All or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be;

(ii) No Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; and

(iii) At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.7 Code. The Internal Revenue Code of 1986, as amended from time to time.

2.8 Committee. The Compensation and Talent Management Committee of the Board.

2.9 Company. WK Kellogg Co, a Delaware corporation, and any successor thereto.

2.10 Date of Termination. Date of Termination means:

(a) If the Participant’s employment is terminated by the Company for Cause, or by the Participant for Good Reason, the date of receipt of the Notice of Termination (as described in Section 4.2(c)) or any later date specified therein, as the case may be,

(b) If the Participant’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Participant of his or her termination, and

(c) If the Participant’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Participant or the Disability Effective Date, as the case may be.

2.11 Disability. As defined in Section 4.2(b)(ii).

2.12 Disability Effective Date. As defined in Section 4.2(b)(ii).

2.13 Effective Date.             , 2023.

2.14 Employer. The Company or any of its Affiliates.

2.15 Good Reason. As defined in Section 4.2(a).

2.16 Group Multiple. Is defined as set forth next to each Participant’s name in Appendix A, not to exceed two.

2.17 Key Executive. A key executive employee of an Employer who is not a party to an employment agreement with the Company that becomes effective in the event of a Change of Control of the Company and who is listed on Appendix A to the Plan, as amended by the Committee from time to time.

2.18 Participant. A Key Executive who meets the eligibility requirements of Section 3.1.

2.19 Participation Letter. A letter from the Company to a Key Executive notifying the Key Executive of his or her selection for participation in the Plan.

2.20 Plan. The WK Kellogg Co Change of Control Severance Policy for Key Executives, as set forth in this document.

2.21 Retirement Plan. As defined in Section 4.3(a)(iii).

2.22 Separation Benefits. The amounts and benefits payable or required to be provided in accordance with Section 4.3.

2.23 SERP. As defined in Section 4.3(a)(iii).

2.24 Target Annual Bonus. The Participant’s Target Annual Bonus Percentage multiplied by the Participant’s Annual Base Salary.

2.25 Target Annual Bonus Percentage. The Participant’s target bonus percentage under the Company’s or its Affiliate’s annual incentive plans, or any comparable bonus under any predecessor or successor plans in effect for the year in which the Change of Control occurs, or if higher, the year in which the Date of Termination occurs.

ARTICLE III

ELIGIBILITY

3.1 Participation. Each Key Executive who has received a Participation Letter from the Company that has not been rescinded (which may occur solely due to the Participant’s removal from Appendix A as provided below) shall be a Participant in the Plan. Appendix A may be amended by the Committee by adding or removing Key Executives at any time prior to the occurrence of a Change of Control, and, upon removal of a Key

Executive from Appendix A, the Participation Letter shall thereafter have no further force and effect; provided, however, that no Key Executive may be so removed after the Board has knowledge of a transaction or event that, if consummated, would constitute a Change of Control, unless and until the Board has determined that the potential Change of Control has been abandoned and shall not be consummated, and the Board does not have knowledge of other transactions or events that, if consummated, would constitute a Change of Control; provided further that any such removal of a Participant shall not be effective until the date that is 12 months following the date the Participant is notified of such removal.

3.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan and the Participant’s Participation Letter shall have no further force and effect, if he or she:

(a) Ceases to be employed by an Employer under circumstances not entitling him or her to Separation Benefits; or

(b) Otherwise ceases to be a Key Executive, provided that no Key Executive may be removed from Plan participation in connection with or in anticipation of a Change of Control that actually occurs.

Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be a Key Executive of an Employer, to receive benefits under the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full.

ARTICLE IV

SEPARATION BENEFITS

4.1 Right to Separation Benefits. A Participant shall be entitled to receive from the Company the Separation Benefits as provided in Section 4.3 if a Change of Control has occurred and the Participant’s employment with an Employer is terminated under circumstances specified in Section 4.2(a), whether the termination is voluntary or involuntary, and if the termination:

(a) Occurs after the Change of Control and on or before the second anniversary of the Change of Control; or

(b) Is reasonably demonstrated by the Participant to have been initiated by a third party that has taken steps reasonably calculated to effect a Change of Control or otherwise to have arisen in connection with or in anticipation of a Change of Control.

4.2 Termination of Employment.

(a) Terminations Which Give Rise To Separation Benefits Under The Plan. Any termination of a Participant’s employment with an Employer by action of the Company or any of its Affiliates or by the Participant for Good Reason shall give rise to Separation Benefits under the Plan except as set forth in Section 4.2(b) below.

For purposes of the Plan, “Good Reason” shall mean:

(i) A diminution in any material respect of the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those in effect immediately prior to the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company and/or the Affiliate promptly after receipt of notice thereof given by the Participant; or

(ii) A decrease in the Participant’s Annual Base Salary or a decrease in the Participant’s target Annual Bonus percentage from the target Annual Bonus percentage in effect for the Participant immediately prior to the Change of Control or, if higher, the Date of Termination (excluding a decrease in Annual Base Salary or target Annual Bonus percentage resulting from an across-the-board change to the applicable bonus plan or policy which generally has an equal impact on the other senior executives of the Company and its Affiliates); or

(iii) The Company’s or the Affiliate’s requiring the Participant to be based at any office or location, other than the office or location where the Participant was based and performed services immediately prior to the Change of Control, that is not reasonably commutable by the Participant on a daily basis.

For purposes of this Section 4.2(a), any good faith determination of Good Reason made by the Participant shall be conclusive.

(b) Terminations Which Do Not Give Rise to Separation Benefits Under This Plan. Notwithstanding Section 4.2(a), if a Participant’s employment is terminated for Cause or Disability (as those terms are defined below) or as a result of the Participant’s death, or the Participant terminates his or her employment other than for Good Reason, the Participant shall not be entitled to Separation Benefits under the Plan, regardless of the occurrence of a Change of Control.

(i) A termination for “Cause” shall have occurred where a Participant is terminated because of:

(A) The willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of the Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties; or

(B) The willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or the Affiliate.

For purposes of this Section 4.2(b)(i), no act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or the Affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company or the Affiliate shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or the Affiliate.

(ii) A termination for “Disability” shall have occurred where a Participant is absent from the Participant’s duties with the Employer on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative. In that event, the Participant’s employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Participant (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Participant shall not have returned to full-time performance of the Participant’s duties.

(c) Notice of Termination. Any termination by the Company for Cause, or by the Participant for Good Reason, shall be communicated by a Notice of Termination to the other party in accordance with Section 7.6 of the Plan. For purposes of the Plan, a “Notice of Termination” means a written notice that:

(i) Indicates the specific termination provision in the Plan relied upon;

(ii) To the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated; and

(iii) If the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).

The failure by a Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, under the Plan or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights under the Plan.

4.3 Separation Benefits. If a Participant’s employment is terminated under the circumstances set forth in Section 4.2(a) entitling him or her to Separation Benefits, the Company shall pay or provide, as the case may be, to the Participant the amounts and benefits set forth in subsections (a) through (e) below (collectively, the “Separation Benefits”):

(a) The Company shall pay to the Participant, in a lump sum in cash, the aggregate of the following amounts:

(i) The sum of the amounts described in subsections (A), (B) and (C) below:

(A) The Participant’s Annual Base Salary through the Date of Termination to the extent not theretofore paid;

(B) The product of:

(x) The Annual Bonus equal to the product of:

(1) The Participant’s Annual Base Salary; and

(2) The Participant’s Target Annual Bonus Percentage; and

(y) A fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and

(C) Any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subsections (A), (B) and (C) above, the (“Accrued Obligations”)); and

(ii) The amount equal to the product of the amounts described in subsections (A) and (B) below:

(A) The Participant’s Group Multiple as described in Appendix A; and

(B) The sum of

(x) The Participant’s Annual Base Salary; and

(y) The Participant’s Target Annual Bonus; and

(iii) An amount equal to the excess of the amount described in subsection (A) below over the amount described in subsection (B) below:

(A) The actuarial equivalent of the benefit under the Company’s or its Affiliate’s qualified defined benefit retirement plan or plans (which, for purposes of this Section 4.3(a)(iii) shall include qualified defined benefit retirement plan or plans of Kellanova (formerly Kellogg Company) in which the Participant participates), including any plan or arrangement maintained or sponsored in a jurisdiction other than the United States pursuant to statute or otherwise, in which the Participant participates (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Participant than those in effect under the Retirement Plan immediately prior to the Change of Control) and any excess or supplemental retirement plan or plans in which the Participant participates, including any individual contract, agreement, letter or other arrangement to which the Participant is a party (taking into account, without limitation, any additional age and/or vesting service credit that would have been earned thereunder) (collectively, the “SERP”) that the Participant would receive if the Participant’s employment continued for a period of years equal to the Participant’s Group Multiple after the Date of Termination and any additional benefit service credit that the Participant would receive if the Participant’s employment continued for a period of years equal to the Participant’s Group Multiple but in no event beyond December 31, 2018 (and using the additional years of age and service for purposes of determining actuarial equivalency), assuming for this purpose that all accrued benefits are fully vested and assuming that the Participant’s compensation in each year consists of the Annual Base Salary and the Target Annual Bonus.

(B) The actuarial equivalent of the Participant’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination (for purposes of this Section 4.3(a)(iii), actuarial equivalent shall mean the approximate basis at which insured annuities could be purchased in the open market on the Date of Termination or, in the case of plans where such equivalency is explicitly defined, actuarial equivalency shall be calculated on the basis specified in the applicable plan document; furthermore, all currency translations shall be made based on the rate in effect on the Date of Termination, and such rate shall apply to both the benefit accrued on the Date of Termination, as well as to the value of the benefit calculated that includes the additional years of age and service equal to the Participant’s Group Multiple; furthermore, for purposes of calculating actuarial equivalence of a pension benefit (with or without the additional years of age and vesting service), the Participant’s eligibility to receive, and the amount of, an immediately commencing early retirement benefit shall be reflected in the calculation of the actuarial equivalent benefit).

Notwithstanding the first sentence of this Section 4.3(a), the benefits described in this Section 4.3(a) shall be paid in equal bi-weekly installments over a period of years equal to the Participant’s Group Multiple if the circumstances set forth in Section 4.2(a) entitling the Participant to Separation Benefits do not satisfy the definition of a “change in control” under Section 409A of the Code.

(b) For a period of years equal to the Participant’s Group Multiple after the Participant’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Participant shall be deemed to be on a leave of absence from the Company or its Affiliates and the Company shall continue to provide welfare benefits to the Participant and/or the Participant’s family at least equal to those that would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Participant with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Participant at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates and their families., provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described in this subsection shall be secondary to the benefits provided under the other employer’s plan during the applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree benefits pursuant to such plans, practices, programs and policies, the Participant shall be considered to have remained employed for a period of years equal to the Participant’s Group Multiple after the Date of Termination and to have retired on the last day of such period;

(d) For all purposes of the vesting and exercisability of equity-based awards granted under the Company’s stock incentive plans and the award agreements thereunder, the Participant shall be deemed to be on a leave of absence from the Company or its Affiliates for a period of years equal to the Participant’s Group Multiple after the Date of Termination and the Participant’s termination of employment from the Company or its Affiliates shall be deemed to occur on either the first anniversary (for Participants with a Group Multiple of one or less) or the second anniversary (for Participants with a Group Multiple greater than one) of the Date of Termination;

(e) The Company shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in the Participant’s sole discretion; provided, however, such outplacement services shall not be provided later than the last day of the taxable year following the taxable year in which the Participant’s Date of Termination occurs (for Participants with a Group Multiple of one or less) or the last day of the second taxable year following the taxable year in which the Participant’s Date of Termination occurs (for Participants with a Group Multiple greater than one); and

(f) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or that the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates.

Notwithstanding the foregoing, to the extent necessary to comply with the provisions of Section 409A of the Code, the payment of separation benefits under this Section 4.4 to a specified employee shall be delayed until the date which is six months after the Participant’s severance from employment (within the meaning of Section 409A of the Code). For purposes of this paragraph, a specified employee means a Participant who, at the time payment is to be made, is a “key employee” of the Company or its Affiliates, within the meaning of Section 416(i) of the Code, but disregarding Section 416(i)(5) of the Code. The determination of who is a specified employee shall be made during the 90-day period following the close of each calendar year, based on total compensation and job position for the preceding calendar year, and shall apply for the period beginning on April 1 following such 90-day period and ending the following March 31.

4.4 Separation Payments Contingency. Upon a Change of Control and termination of employment under the circumstances described in Section 4.2(a), the obligations of the Company to pay or provide Separation Benefits to a Participant are contingent on the following:

(a) Non-Solicitation. The Participant’s entering into and adhering to a written agreement providing that the Participant will not solicit any employee of the Company or an Affiliate to leave the Company or an Affiliate and to work for any other entity, whether as an employee, independent contractor or in any other capacity, for a period of up to one year following the Participant’s Date of Termination. Should the Participant violate this non-solicitation agreement, the Participant will be obligated to pay back to the Company all payments received pursuant to this Plan, and the Company will have no further obligation to pay or provide the Participant any Separation Benefits that may be remaining due under this Plan;

(b) Non-Disparagement. The Participant’s entering into and adhering to a written agreement providing that, in discussing the Participant’s relationship with the Employer, the Participant will not disparage, discredit or otherwise treat in a detrimental manner the Employer, its affiliated and parent companies or their officers, directors and employees. In this written agreement the Employer shall also agree that, in discussing its relationship with the Participant, the Employer will not disparage, discredit or otherwise treat the Participant in a detrimental way. Should the Participant violate this non-disparagement agreement, the Participant will be obligated to pay back to the Company all payments received pursuant to this Plan, and the Company will have no further obligation to pay or provide the Participant any Separation Benefits that may be remaining due under this Plan; and

(c) General Release of Claims. The Participant’s execution of a general release of claims in the form and substance to be reasonably acceptable to the Company, releasing the Employer, its affiliated companies and their officers, directors, agents and employees from any claims or causes of action of any kind that the Participant might have against any one or more of them regarding the Participant’s employment or the termination of that employment as of the date of the release of claims, and provided the Participant does not thereafter revoke the release of claims.

Payment of Separation Benefits shall be made promptly after the release of claims is executed, but in no event later than 90 days following the date the release of claims is executed.

4.5 Payment Obligations Absolute. Upon a Change of Control, the obligations of the Company and the Affiliates to pay or provide the payments or benefits under the Plan shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Affiliates may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan, nor shall the amount of any payment under the Plan be reduced by any compensation or benefits earned by a Participant as a result of employment by another employer.

4.6 Eliminate Excise Tax Coverage. If a Change of Control occurs and a Participant becomes entitled to Separation Benefits under the Plan that would be subject to the excise tax imposed under Section 4999 of the Code, the Company shall reduce its payment of Separation Benefits to the Participant to $1.00 less than that amount which would trigger the excise tax if such reduction would result in the Participant receiving an equal or greater after-tax benefit than the Participant would receive if the full Separation Benefits were paid. The Separation Benefits shall be reduced in the following order of priority: (i) first from cash compensation under Section 4.3(a), (ii) next from any additional SERP benefits under Section 4.3(b), then (iii) from equity-based awards under Section 4.3(c), and then (iv) pro-rata among all remaining payments and benefits, provided, however, that this payment structure complies with applicable law, including Section 409A of the Code.

4.7 Non-exclusivity of Rights. Nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliates and for which the Participant may qualify (other than a severance or termination pay plan providing severance benefits or termination pay that would be duplicative of the benefits provided under the Plan, unless required by statute), nor, subject to Section 7.2, shall anything in the Plan limit or otherwise affect rights the Participant may have under any contract or agreement with the Company or the Affiliates (other than an agreement or contract providing severance benefits or termination pay that would be duplicative of the benefits provided under the Plan, unless required by statute). Amounts or benefits that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or the Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan.

ARTICLE V

SUCCESSOR TO COMPANY

The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require the successor to expressly and unconditionally assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as defined in Section 2.6 and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION

The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change of Control has previously occurred. Any such permitted termination or amendment that would be adverse to any Participant, as determined in the reasonable, good faith discretion of the Company, shall not be effective until the date that is 12 months following the date Participant is notified of the termination or amendment.

However, after the Board has knowledge of a possible transaction or event that, if consummated would constitute a Change of Control, the Plan may not be terminated or amended in any manner that would adversely affect the rights or potential rights of Participants, unless and until the Board has determined that all transactions or events that, if consummated, would constitute a Change of Control have been abandoned and will not be consummated, and, provided that, the Board does not have knowledge of other transactions or events that, if consummated, would constitute a Change of Control. If a Change of Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect that adversely affects the rights of Participants.

ARTICLE VII

MISCELLANEOUS

7.1 Indemnification. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or its Affiliates, the Participant or others of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to the Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

7.2 Employment Status. The Plan does not constitute a contract of employment or impose on a Participant, the Company or the Affiliates any obligation to retain the Participant as an employee, to change the status of the Participant’s employment as an “at will” employee, or to change the Company’s or the Affiliate’s policies regarding termination of employment.

7.3 Taxes and Tax Withholding. The Company may withhold from any amounts payable under the Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Delaware, to the extent not preempted by ERISA, as defined below, without reference to principles of conflict of law.

7.6 Notice. All notices and other communications under the Plan shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:	At the last address on file on the Company’s records.

If to the Company:	WK Kellogg Co
One Kellogg Square
North Tower
Battle Creek, MI 49016-3599

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance with the Plan. Notice and communications shall be effective when actually received by the addressee.

7.7 Unfunded Plan Status/ERISA. The Plan is intended to be an unfunded plan providing benefits to a select group of management or highly compensated employees, and, to the extent applicable to “top hat” plans, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan incorporates by reference, provisions required by ERISA applicable to top hat plans, including, but not limited to appeal rights, set forth in the WK Kellogg, Co. Severance Benefit Plan (the “Severance Plan”); provided, however, that benefits under this Plan shall not be duplicative of any benefits provided under the Severance Plan. The Committee has the discretionary authority to determine eligibility and benefits under the Plan, decide appeals and to interpret the terms of the Plan, and its decision shall be final, conclusive and binding. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company or the Affiliates as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.